December 20, 2007

Mr. Thomas Stanberry
Chairman & CEO
West Bancorporation
1601 22nd Street
West Des Moines, Iowa 50265

Dear Tom:

First I must tell you this has been a very difficult letter to write. However, after a considerable amount of thought I have made a decision to resign from both the Board of Directors of West Bancorporation and West Bank effective immediately.

West Bank has long been recognized as a high performing organization and I have always been proud to be associated with the bank. My 14-year association with the board and many of the employees of the bank has been very important to me. My goal was always to represent them and the bank very professionally within our community. That representation as a member of the West Bank team will be missed.

Thank you for the opportunity to have been involved in a great commercial bank. I wish West Bank every success in the years to come.

Very truly yours,

Steven G. Chapman